UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2004

NovaMed, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26625	36-4116193

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 North Michigan Avenue, Suite 1620, Chicago, Illinois	60611

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 664-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement

 Effective October 15, 2004, NovaMed, Inc. entered into a Fourth Amended and Restated Credit Agreement with National City Bank of The Midwest, as agent and lender, LaSalle Bank National Association, as documentation agent and lender, and The Northern Trust Company as the other participating lender. By amending our credit facility, we increased the maximum commitment available under the facility from $30 million to $50 million, and extended the expiration date by two years to June 30, 2008. Maximum borrowing availability and applicable interest rates under the facility have always been calculated based on a ratio of our total indebtedness to our earnings before interest, taxes, depreciation and amortization (EBITDA), all as more fully defined in our facility. This ratio was generally increased for purposes of calculating our maximum borrowing availability. Interest on borrowings under the facility continue to be payable at an annual rate equal to our lender’s published base rate plus the applicable borrowing margin ranging from 0% to .5% or LIBOR plus a range from 1.25% to 2.0%, varying depending upon our ratios and ability to meet other financial covenants. The credit agreement continues to contain covenants that include limitations on indebtedness, liens, capital expenditures, acquisitions, investments and share repurchases, as well as restrictions on the payment of dividends; however, many of these limitations were changed to provide us with greater flexibility.

 The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amended and Restated Credit Agreement which is filed herewith as Exhibit 10.35 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

(c)     Exhibits

Exhibit Number	Title

10.35	Fourth Amended and Restated Credit Agreement dated as of October 15, 2004, by and among NovaMed, Inc., National City Bank of The Midwest, as agent, and LaSalle National Bank Association, as documentation agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaMed, Inc.

Dated: October 20, 2004	By:	/s/ Stephen J. Winjum

Stephen J. Winjum President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.35
Fourth Amended and Restated Credit Agreement dated as of October 15, 2004, by and among NovaMed, Inc., National City Bank of The Midwest, as agent, and LaSalle National Bank Association, as documentation agent.